Exhibit 99.3

Ruhnn Holding Limited

4F, Building 1, Blue Collar Garment Industrial Park

7-1 North Hong Pu Road

Yu Hang District, Hangzhou 311100

People’s Republic of China

April 1, 2019

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:                             Ruhnn Holding Limited

Registration Statement on Form F-1

File Number: 333-230082

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Ruhnn Holding Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of Amendment No. 3 to the Company’s above-referenced registration statement on Form F-1 (the “Registration Statement”) relating to the Company’s initial public offering of Class A ordinary shares to be represented by American depositary shares.

The Company has included in the Registration Statement its audited combined and consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of March 31, 2018 and 2017 and for each of the two years in the period ended March 31, 2018 and unaudited interim combined and consolidated financial statements as of December 31, 2018 and for each of the nine-month periods ended December 31, 2018 and 2017.

The Company respectfully requests waiver from the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.              The Company is not required by any jurisdiction outside the United States to comply with a requirement to issue financial statements for any reason 12 months after the Company’s year end.

2.              Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

3.              The Company does not anticipate that its audited financial statements for the year ended March 31, 2019 will be available until July 2019.

4.              In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

RUHNN HOLDING LIMITED

By:	/s/ FENG Min
Name:	FENG Min
Title:	Chairman